Exhibit 99.1

Unilife Corporation Announces Financial Results

For Fiscal Year 2014 Third Quarter

York, PA (May 12, 2014) Unilife Corporation (“Unilife” or “Company”) (NASDAQ:UNIS; ASX: UNS), a developer and supplier of injectable drug delivery systems, today announced its financial results for the quarter ended March 31, 2014, (“the third quarter of Fiscal Year 2014” or “Current Quarter”).

Recent Highlights

•	Generated $22.6 million in cash receipts from customers during the first nine months of Fiscal Year 2014. $10.9 million in cash receipts was generated during the Current Quarter.

•	Entered into a $60 million debt financing with an affiliate of OrbiMed (“OrbiMed”) in March 2014. $40 million was received by Unilife upon closing. Provided the Company is in compliance with the terms of the agreement, two additional tranches of $10 million each will be provided to Unilife in December 2014 and June 2015.

•	Deferred revenue increased by $8.3 million to $18.4 million as of March 31, 2014. Deferred revenue reflects the difference between cash receipts from customers and recognized revenue. Deferred revenue will be recognized in future periods, in accordance with the appropriate milestones or amortization schedules.

•	Revenue for the third quarter of Fiscal Year 2014 was $1.4 million. $2.7 million in revenue which was anticipated to be recognized during the Current Quarter has instead already been recognized in the fourth quarter of Fiscal Year 2014 based on the timing of the receipt of certain documentation. This $2.7 million will be incremental to the anticipated revenue recognized for the fourth quarter of Fiscal Year 2014.

•	Management expects Fiscal Year 2014 recognized revenue to be in the range of $12 million to $15 million.

•	As of March 31, 2014, Unilife was generating cash receipts from ten ongoing customer programs, including several programs relating to the Company’s wearable injector platform.

•	Continued scale-up of manufacturing in preparation for the start of commercial sales of one of the products from the Unifill® platform in the first quarter of Fiscal Year 2015, and two other products from the Unifill platform in the second quarter of Fiscal Year 2015.

Mr. Alan Shortall, Chairman and CEO of Unilife, commented: “This has been another strong quarter for Unilife, where we continue to execute on existing and new customer agreements. Our financial position continues to improve as we increase our cash receipts, expand our base of customers, narrow our loss and strengthen the balance sheet. In addition to generating cash receipts from ten ongoing customer programs, we secured a $60 million debt financing with one of the world’s most reputable healthcare investors.

“We have a clear pathway to profitability based on existing customization and supply agreements secured to-date. I expect a strong finish for Fiscal Year 2014 as we continue to expand customer relationships, and scale-up manufacturing in the lead-up to the start of commercial sales for three separate products from the Unifill platform of prefilled syringes during the first two quarters of Fiscal Year 2015,” Mr. Shortall said.

Financial Results for Three Months Ended March 31, 2014

Revenue for the third quarter of Fiscal Year 2014 was $1.4 million, compared to $0.7 million for the same period in 2013. Revenue of $2.7 million that was anticipated to be recognized during the Current Quarter has instead already been recognized in the fourth quarter of Fiscal Year 2014 based on the timing of the receipt of certain documentation. This $2.7 million will be incremental to the anticipated revenue recognized for the fourth quarter of Fiscal Year 2014.

Revenue for the nine months ended March 31, 2014 was $8.1 million, compared to $2.1 million for the same period in 2013.

Deferred revenue increased by $8.3 million to $18.4 million as of March 31, 2014.

The Company’s net loss for the three months ended March 31, 2014, was $15.1 million, or $0.15 per share, compared to a net loss of $14.1 million, or $0.17 per share, for the same period in 2013. Adjusted net loss for the three months ended March 31, 2014, was $11.7 million, or $0.12 per share, compared to $9.4 million, or $0.12 per share, for the same period in 2013. This increase in adjusted net loss is primarily attributable to increased investment in R&D. Adjusted net loss excludes non-cash share-based compensation expense, depreciation and amortization and interest expense.

Unilife reported $39.7 million of total cash and cash equivalents, including restricted cash, as of March 31, 2014.

Fiscal 2014 Outlook

Management expects FY 2014 recognized revenue to be in the range of $12 million to $15 million.

Conference Call Information

Management has scheduled a conference call for 4:30 p.m. U.S. EST on Monday, May 12, 2014, (Tuesday, May 13, 2014 at 6:30 a.m. AEDT), to review the Company’s financial results, customer partnerships and future outlook. The conference call and accompanying slide presentation will be broadcast over the Internet as a “live” listen-only Webcast. An archive of the presentation and webcast will be available for 30 days after the call. To listen, please go to: http://ir.unilife.com/events.cfm.

About Unilife Corporation

Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer and commercial supplier of injectable drug delivery systems. Unilife’s broad portfolio of proprietary technologies includes prefilled syringes with automatic needle retraction, drug reconstitution delivery systems, auto-injectors, wearable injectors, ocular delivery systems and novel systems. Each of these innovative and highly differentiated platforms can be customized to address specific customer, drug and patient requirements. Unilife’s global headquarters and state-of-the-art manufacturing facilities are located in York, PA. For more information, please visit www.unilife.com or download the Unilife IRapp on your iPhone, iPad or Android device.

Forward-Looking Statements

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.

Non-GAAP Financial Measures

U.S. securities laws require that when we publish any non-GAAP financial measure, we disclose the reason for using the non-GAAP measure and provide reconciliation to the most directly comparable GAAP measure. The presentation of adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Adjusted net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of share-based compensation expense, depreciation and amortization and interest expense.

Management believes the presentation of adjusted net income (loss) and adjusted net income (loss) per share provides useful information because these measures enhance its own evaluation, as well as investor’s understanding, of the Company’s core operating and financial results. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of net income (loss) to adjusted net income (loss) is included in the attached table.

General: UNIS-G

Investor Contacts (US):	Analyst Enquiries	Investor Contacts (Australia)

Todd Fromer / Garth Russell	Lynn Pieper	Jeff Carter

KCSA Strategic Communications	Westwicke Partners	Unilife Corporation

P: + 1 212-682-6300	P: + 1 415-202-5678	P: + 61 2 8346 6500

UNILIFE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

	March 31, 2014	June 30, 2013
	(in thousands, except share data)
Assets
Current Assets:
Cash and cash equivalents	$37,719	$5,736
Restricted cash	2,008	2,400
Accounts receivable	1,550	654
Inventories	63	71
Prepaid expenses and other current assets	675	409

Total current assets	42,015	9,270
Property, plant and equipment, net	46,686	46,106
Goodwill	11,625	11,498
Intangible assets, net	20	23
Other assets	1,424	1,504

Total assets	$101,770	$68,401

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,299	$3,428
Accrued expenses	4,597	2,444
Current portion of long-term debt	645	3,826
Deferred revenue	—	3,010

Total current liabilities	8,541	12,708
Long-term debt, less current portion	55,111	20,045
Deferred revenue	18,358	50

Total liabilities	82,010	32,803

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized as of March 31, 2014; none issued or outstanding as of March 31, 2014 and June 30, 2013	—	—
Common stock, $0.01 par value, 250,000,000 shares authorized as of March 31, 2014; 102,827,182 and 95,602,558 shares issued, and 102,798,512 and 95,573,888 shares outstanding as of March 31, 2014 and June 30, 2013, respectively	1,028	956
Additional paid-in-capital	294,736	268,157
Accumulated deficit	(278,468)	(235,832)
Accumulated other comprehensive income	2,604	2,457
Treasury stock, at cost, 28,670 shares as of March 31, 2014 and June 30, 2013, respectively	(140)	(140)

Total stockholders’ equity	19,760	35,598

Total liabilities and stockholders’ equity	$101,770	$68,401

UNILIFE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
	(in thousands, except per share data)
Revenue	$1,383	$685	$8,143	$2,076

Cost of product sales	—	46	—	127
Research and development	8,018	5,472	22,224	15,204
Selling, general and administrative	6,649	7,255	19,872	22,159
Depreciation and amortization	1,026	1,415	3,068	4,003

Total operating expenses	15,693	14,188	45,164	41,493

Operating loss	(14,310)	(13,503)	(37,021)	(39,417)
Interest expense	809	591	5,640	1,852
Interest income	(6)	(10)	(17)	(48)
Other income	(4)	—	(8)	—

Net loss	$(15,109)	$(14,084)	$(42,636)	$(41,221)

Net loss per share:
Basic and diluted net loss per share	$(0.15)	$(0.17)	$(0.44)	$(0.52)

UNILIFE CORPORATION AND SUBSIDIARIES

Reconciliation of Non-GAAP Measure

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
	(in thousands, except per share data)
Net loss	$(15,109)	$(14,084)	$(42,636)	$(41,221)
Share-based compensation expense	1,604	2,680	6,875	7,198
Depreciation and amortization	1,026	1,415	3,068	4,003
Interest expense	809	591	5,640	1,852

Adjusted net loss	$(11,670)	$(9,398)	$(27,053)	$(28,168)

Adjusted net loss per share - diluted	$(0.12)	$(0.12)	$(0.28)	$(0.36)